Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of 5th day of January, 2007 (hereinafter referred to as the “Effective Date”), by and between HEALTHWAY SHOPPING NETWORK INC. (hereinafter referred to as “HEALTHWAY SHOPPING NETWORK”), a Florida corporation, whose principal offices are located at 8895 N Military Trail, Suite 203B, Palm Beach Gardens, FL 33410 and CLEVELAND GARY, who resides at 8427 Alister Blvd. W., Palm Beach, Fl 33418 (hereinafter referred to as “CEO”).

WITNESSETH:

WHEREAS, HEALTHWAY SHOPPING NETWORK desires to employ Cleveland Gary (CEO) and to secure for itself the experience, abilities and services of Cleveland Gary (CEO) in the capacity of President and Chief Executive Officer of HEALTHWAY SHOPPING NETWORK upon the terms and conditions specified herein; and

WHEREAS, CEO desires to so provide his services to HEALTHWAY SHOPPING NETWORK upon the terms and conditions specified herein;

NOW, THEREFORE, the parties hereto intending to be legally bound, hereby agree as follows:

1.                  Employment

HEALTHWAY SHOPPING NETWORK hereby offers employment to Cleveland Gary (CEO), and Cleveland Gary (CEO) hereby accepts employment in HEALTHWAY SHOPPING NETWORK on the terms and conditions set forth in this Agreement.

2.                  Employment Duties

(a)  CEO’s objective is the maximization of corporate assets.

(b)  CEO’s primary duties or tasks are as follows:

(1) Establishment of corporate identity;

(2) Drawing up and realization of a short-term, middle-term and long-term vision; and

(3) Initial Public Offering at the earliest possible time (hereinafter referred to as “IPO”).

(c)  CEO shall be accountable for the performance of all the strategic activities of HEALTHWAY SHOPPING NETWORK, including but not limited to the following issues:

(1) Planning

(2) Profitability

(3) Productivity

(4) Growth

(5) Recruiting

(6) Training

(7) Organization

(8) Finance

(9) Information

(10) Research

(11) Licensing

(12) Alliance

(d)  Subject to the provisions of this section, CEO agrees to devote his entire business time, energy and skill to further the interests of HEALTHWAY SHOPPING NETWORK during the performance of his employment hereunder. CEO shall not engage in any business activities other than activities set forth in Article 2(a), (b) and (c), on either a paid or unpaid basis, during the term of this Agreement hereunder without the prior consent of HEALTHWAY SHOPPING NETWORK’S Board of Directors, and any such outside activities approved by HEALTHWAY SHOPPING NETWORK’S Board of Directors shall not materially detract from nor impair CEO’s ability to fulfill his obligations and responsibilities hereunder. CEO shall be entitled to vacation of four (4) calendar weeks per annum.

(e)  CEO agrees to observe and comply with all rules, regulations, policies and practices adopted or instructed by HEALTHWAY SHOPPING NETWORK’S Board of Directors, either orally or in writing, both as they now exist and as they may be adopted or modified from time to time.

(f)  CEO shall be based at 8895 N Military Trail, Suite 203B, Palm Beach Gardens, Fl 33410.

3.             Term

The term of this Agreement shall be the term of the CEO’s employment hereunder. This Agreement shall commence on the Effective Date and expire on the third anniversary of Effective Date (hereinafter referred to as “Second Term”). Unless CEO and HEALTHWAY SHOPPING NETWORK agree, in writing, to extend this Agreement for additional three (3) years from the end of the Second Term, discussion of which agreement shall be planned to be commenced by six (6) months before the end of the Second Term, this Agreement shall expire at the end of the Second Term. This Agreement may, however, be terminated pursuant to Article 5 of this Agreement.

4.             Compensation and Benefits

In consideration of all services rendered by CEO to HEALTHWAY SHOPPING NETWORK, HEALTHWAY SHOPPING NETWORK hereby agrees to pay compensation and benefits to CEO for any and all services provided by CEO consisting of:

(a) Annual Base Salary

An annual base salary (before tax and other withholding) shall be paid to CEO in the amount of $65,000 per annum, payable in equal semi-monthly installments (hereinafter referred to as “Base Salary”). HEALTHWAY SHOPPING NETWORK’S Board of Directors shall review the Base Salary as of January 1 of each year during the term hereof, and HEALTHWAY SHOPPING NETWORK’S Board of Directors may, in its sole discretion, increase or decrease the Base Salary amount, taking into consideration any changes in the Consumer Price Index applicable to Palm Beach, Florida area during the immediately preceding year, plus a merit increase if determined by HEALTHWAY SHOPPING NETWORK’S Board of Directors;

(b) Annual Bonus $10,000

CEO’s annual bonus shall be determined in accordance with HEALTHWAY SHOPPING NETWORK’S annual Senior Executive Bonus Plan as approved by the Board of Directors or the Compensation Committee of the Board of Directors (hereinafter referred to as “Annual Bonus”);

(c) Incentive Bonus

HEALTHWAY SHOPPING NETWORK’S Board of Directors may, in its sole discretion, determine to provide CEO with an incentive bonus;

(d) Stock Options (to be determined)

The CEO shall be eligible to receive options to purchase HEALTHWAY SHOPPING NETWORK’S common stock (“Common Stock”), under HEALTHWAY SHOPPING NETWORK’S Stock Option Plan, or such other option plans as may be adopted and in effect at any time during the term of this Agreement, as may be granted from time to time by the Board of Directors or a Compensation Committee of the Board of Directors;

(e) Retirement Plan

CEO shall be entitled to HEALTHWAY SHOPPING NETWORK’S Retirement Plan which is the combination of the 401(k) plan and HEALTHWAY SHOPPING NETWORK’S Matching Plan (a supplemental benefit to the 401(k) plan) with a 1 to 1 matching contribution rate for the aggregate of CEO’s Base Salary and Annual Bonus (hereinafter referred to as “Annual Income”). ;

(f) Additional Insurance

HEALTHWAY SHOPPING NETWORK shall use its best efforts to purchase for CEO at HEALTHWAY SHOPPING NETWORK’S expense additional insurance policies to cover $800,000 additional Life Insurance and $600,000 additional Accidental Death Insurance over and above the amounts normally provided by HEALTHWAY SHOPPING NETWORK to its personnel, with beneficiaries to be designated by CEO;

(g) Other Benefits

Other benefits provided to other personnel of HEALTHWAY SHOPPING NETWORK from time to time including, without limitation, life insurance, AD&D and medical, pharmaceutical, dental and vision benefits, as may be established or modified by HEALTHWAY SHOPPING NETWORK from time to time, for so long as such benefits are made available to other personnel; and

(h) Vacation

Subject to the provisions of Section 1 (d) of this Agreement, CEO shall be, during the term of this Agreement, entitled to vacations of four (4) calendar weeks per annum on a prorated basis.

(i) Reimbursement of Expenses

HEALTHWAY SHOPPING NETWORK shall reimburse the CEO for all normal, usual and necessary expenses incurred by the CEO in furtherance of the business and affairs of HEALTHWAY SHOPPING NETWORK, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of the CEO’s expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation. HEALTHWAY SHOPPING NETWORK shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and such other amounts as may be required by law and any plans pursuant to which such compensation is generated or as agreed upon by the parties with respect to the compensation payable to the CEO pursuant to this Agreement.

5. Termination

(a)       If during the term of this Agreement, CEO should be unable to perform his duties hereunder on account of incapacity, and such incapacity should continue for a period of more than thirty (30) working days, which may be non-consecutive, within any six (6) month period, HEALTHWAY SHOPPING NETWORK’S Board of Directors shall thereafter have the right to terminate this Agreement, and his right to all compensation and benefits shall cease on the date of termination of this Agreement; provided, however, that CEO shall be entitled to receive the compensation and benefits pursuant to a prorated amount of Articles 4(a) Base Salary, 4(c) Incentive Bonus, 4(d) Stock Option, 4(e) Retirement Plan, 4(f) Additional Insurance, 4(g) Other Benefits , and 4(h) Vacation that shall have accrued prior to such date of termination.

(b)       In the event of CEO’s death during the term of this Agreement, all compensation and benefits  under Article 4 shall cease on the day after the day on which such event occurs. The compensation and benefits pursuant to a prorated amount of Articles 4(a) Base Salary, 4(b) Annual Bonus, 4(c) Incentive Bonus, 4(d) Stock Option, 4(e) Retirement Plan, 4(f) Additional Insurance, 4(g) Other Benefits, and 4(h) Vacation owing at the time of CEO’s death, which is not payable to a designated beneficiary, shall be paid to the representative of CEO’s estate.

(c)       In the event CEO voluntarily terminates this Agreement with causes other than CEO Just Cause as defined herein (“Without CEO Just Cause”), his rights to all compensation and benefits shall cease on the date of such termination of this Agreement; provided, however, that CEO shall be entitled to receive the compensation and benefits pursuant to a prorated amount of Articles 4(a) Base Salary, 4(b) Annual Bonus, 4(c) Incentive Bonus, 4(d) Stock Option, 4(e) Retirement Plan, 4(f) Additional Insurance, 4(g) Other Benefits, and 4(h) Vacation that shall have accrued prior to such date of termination. CEO shall provide HEALTHWAY SHOPPING NETWORK with notice three (3) months prior to such voluntary termination.

(d)       In the event that HEALTHWAY SHOPPING NETWORK’S Board of Directors should terminate this Agreement with causes other than Just Cause as defined herein (“Without Cause”), this Agreement shall terminate as of the date designated by HEALTHWAY SHOPPING NETWORK. In the event such termination of this Agreement Without Cause occurs, CEO shall be entitled to receive the prorated compensation and benefits pursuant to Articles 4(a) Base Salary, 4(b) Annual Bonus, 4(c) Incentive Bonus, 4(e) Retirement Plan, 4(f) Additional Insurance, 4(g) Other Benefits, and 4(h) Vacation that shall have accrued prior to such date of termination and as a severance pay, shall be entitled to receive Base Salary pursuant to Article 4 plus average Annual Bonus for a period equal to the longer of (i) remainder of the term of this Agreement or (ii) twelve (12) months from such date of termination regardless of the status of CEO’s employment status. In addition, any unvested installments of options held by CEO as of the termination date shall become immediately vested and exercisable in full. In addition, HEALTHWAY SHOPPING NETWORK shall provide continuation of health benefits for a period equal to the longer of (A) a remainder of the term of this Agreement or (B) twelve (12) months from such date of termination to the extent authorized by and consistent with 29 U.S.C. (S) 1161 et seq. (Commonly known as “COBRA”), as in effect on the date of termination unless CEO is receiving comparable benefits from a new employer.

(e)       In the event that HEALTHWAY SHOPPING NETWORK’S Board of Directors determines that this Agreement should be terminated for Just Cause, as defined herein, CEO’s right to all compensation and benefits shall cease as of the date of termination of this Agreement. In such event, CEO shall be entitled to the compensation and benefits pursuant to a prorated amount of Articles 4(a) Base Salary and 4(e) Retirement Plan that shall have accrued prior to such date of termination, and he shall not be entitled to any further cash or non-cash compensation or benefits pursuant to Article 4, or severance pay. For the purpose of this Agreement, termination for “Just Cause” shall mean (i) a termination due to (A) gross neglect or fault of the duties for which CEO is employed or (B) willful misconduct or omission in the performance of such duties, (ii) a termination due to CEO’s committing fraud, misappropriation or embezzlement in connection with his duties as an personnel of HEALTHWAY SHOPPING NETWORK, (iii) a termination due to CEO’s insubordination, breach of his obligations under this Agreement, or (iv) a termination due to CEO’s committing any crime for which he is convicted or to which he pleads guilty or no contest and which, as determined by HEALTHWAY SHOPPING NETWORK, constitutes a crime involving moral turpitude or results in actual or potential harm to HEALTHWAY SHOPPING NETWORK, (v) a termination due to CEO’s absence from work without notice for three (3) or more days.

(f)       In the event that CEO should terminate this Agreement with just cause as defined herein (“CEO Just Cause”), CEO shall be entitled to receive the compensation and benefits pursuant to a prorated amount of Article 4(a) Base Salary, 4(b) Annual Bonus, 4(c) Incentive Bonus, , 4(e) Retirement Plan, 4(f) Additional Insurance, 4(g) Other benefits, and 4(h) Vacation that shall have accrued prior to such date of termination, and as a severance pay, shall be entitled to receive Base Salary pursuant to Article 4 plus average Annual Bonus for a period equal to the longer of (a) the remainder of the term of this Agreement, or (b) twelve (12) months from such date of termination, regardless of the status of CEO’s employment status. In addition, any unvested installments of options held by CEO as of the termination date shall become immediately vested and exercisable in full. In addition, HEALTHWAY SHOPPING NETWORK shall provide continuation of health benefits for a period equal to the longer of (a) the remainder of the term of this agreement, or (b) twelve (12) months from such date of termination to the extent authorized by and consistent with 29 U.S.C. (S) 1161 et seq. (Commonly known as “COBRA”), unless CEO is receiving comparable benefits from a new employer.

For the purpose of this Agreement, termination for “CEO Just Cause” shall mean termination due to (i) material breach by HEALTHWAY SHOPPING NETWORK of any provision of this Agreement which is not cured by HEALTHWAY SHOPPING NETWORK within forty-five (45) days of notice thereof from CEO or (ii) any action by HEALTHWAY SHOPPING NETWORK to intentionally harm CEO or (iii) a Change in Control of HEALTHWAY SHOPPING NETWORK (as defined below).

For purposes of this Agreement, a “Change in Control of HEALTHWAY SHOPPING NETWORK” shall be deemed to have occurred upon any of the following events:

(i)     The date on which shares of HEALTHWAY SHOPPING NETWORK Common Stock arefirst purchased pursuant to a tender offer or exchange offer (other than such an offer by HEALTHWAY SHOPPING NETWORK or any employee benefit plan of HEALTHWAY SHOPPING NETWORK or any entity holding shares or other securities of HEALTHWAY SHOPPING NETWORK for or pursuant to the terms of such plan), whether or not such offer is approved or opposed by HEALTHWAY SHOPPING NETWORK and regardless of the number of shares purchased pursuant to such offer;

(ii)       The date HEALTHWAY SHOPPING NETWORK acquires knowledge that any person or  group deemed a person under Section 13(d)-3 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than HEALTHWAY SHOPPING NETWORK, any employee benefit plan of HEALTHWAY SHOPPING NETWORK or any entity holding shares of Common Stock or other securities of HEALTHWAY SHOPPING NETWORK for or pursuant to the terms of any such plan or any individual or entity or group or affiliate thereof which acquired its beneficial ownership interest prior to the date of this Agreement), in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of HEALTHWAY SHOPPING NETWORK entitling the person or group to 50% or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all stockholders of HEALTHWAY SHOPPING NETWORK would be entitled in the election of the Board of Directors were an election held on such date;

(iii)       The date, during any period of two consecutive years, when individuals who at the beginning  of such period constitute the Board of Directors of HEALTHWAY SHOPPING NETWORK cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of HEALTHWAY SHOPPING NETWORK, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period;

(iv)       the date of approval by the stockholders of HEALTHWAY SHOPPING NETWORK of an agreement (a “reorganization agreement”) providing for:

(A)       The merger or consolidation of HEALTHWAY SHOPPING NETWORK with another  corporation where the stockholders of HEALTHWAY SHOPPING NETWORK, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such stockholders to 65% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors or where the members of the Board of Directors of HEALTHWAY SHOPPING NETWORK, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation; or

(B)  The sale or other disposition of all or substantially all the assets of HEALTHWAY  SHOPPING NETWORK; or

(g)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determinedthat as a result of any payment or distribution by HEALTHWAY SHOPPING NETWORK to or for the benefit of the CEO whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), the CEO would be subject to the excise tax imposed by Section 49999 of the Internal Revenue Code (the “Code”) or any interest or penalties are incurred by the CEO with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the CEO shall be entitled to promptly receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the CEO of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the CEO is in the same after-tax position as if no Excise Tax had been imposed upon the CEO with respect to the Payments. Notwithstanding the foregoing provisions of this Section, if it shall be determined that the CEO is entitled to a Gross-Up Payment, but that the CEO, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and Excise Tax) as compared to the net after-tax proceeds to the CEO resulting from the elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the CEO and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

6.Confidential Information

(a)     CEO acknowledges that during the term of this Agreement, CEO will have access to and becomeacquainted with HEALTHWAY SHOPPING NETWORK’S confidential records, secrets, and information, including without limitation, its manufacturing processes, formulae, research and development activities, product development, marketing activity, licensing activity, financial, personnel and other practices of HEALTHWAY SHOPPING NETWORK and HEALTHWAY SHOPPING NETWORK’S customers, licensees, licensors and affiliated entities (hereinafter referred to as the “Confidential Information”). CEO agrees that all such Confidential Information is and shall remain the sole and exclusive property of HEALTHWAY SHOPPING NETWORK, regardless of whether or not CEO develops such Confidential Information during the term of this Agreement, and that CEO shall not use or disclose any such Confidential Information other than in the course of performing his duties pursuant to this Agreement. CEO further agrees that, upon termination of this Agreement, regardless of whether voluntary, involuntary or upon non-renewal, CEO shall not take or use any such Confidential Information, records or files of HEALTHWAY SHOPPING NETWORK or any copies thereof, and that CEO shall promptly return to HEALTHWAY SHOPPING NETWORK all such Confidential Information, records and files that CEO may have previously removed to assist him in performing his duties, as well as any copies thereof or notes with respect thereto then in CEO’s custody or possession. CEO’s obligations under this Article 6 shall survive any termination or expiration of this Agreement for three (3) years from the date of such termination or expiration of this Agreement.

(b)     CEO shall disclose promptly to HEALTHWAY SHOPPING NETWORK any and all ideas, inventions, discoveries, proprietary matters, and its equivalents (regardless of whether such are patentable, copyrightable) conceived or made by CEO, existent or contemplated, alone or with others, prior to or during the term of this Agreement and related, connected or pertinent to the business or activities of HEALTHWAY SHOPPING NETWORK. CEO acknowledges that such ideas, inventions, discoveries, proprietary matters, and its equivalents are and shall be the property of HEALTHWAY SHOPPING NETWORK and hereby assigns and agrees to assign all of CEO’s interest therein to HEALTHWAY SHOPPING NETWORK or its nominee. Whenever requested to do so by HEALTHWAY SHOPPING NETWORK, CEO shall execute without charge to HEALTHWAY SHOPPING NETWORK any and all applications, assignments, or other instruments which HEALTHWAY SHOPPING NETWORK deems necessary to apply for and obtain copyrights, patents or other intellectual property rights in the United States or any other foreign country or to protect or otherwise confirm HEALTHWAY SHOPPING NETWORK’S interest and ownership in such ideas, inventions, discoveries, proprietary matters, and its equivalents. CEO shall otherwise assist HEALTHWAY SHOPPING NETWORK in every way, at HEALTHWAY SHOPPING NETWORK’S reasonable expense, to obtain and enforce copyrights, patents and other intellectual property rights in the United States or any other foreign country, including testifying in any suit or other proceedings, involving any such copyrights, patents and other intellectual property rights. CEO further agrees that the obligations under Article 6(b) shall survive any termination or expiration of this Agreement for one year from the date of such termination or expiration of this Agreement. Under Section 2870 of the California Labor Code, CEO’s obligation under this Article does not apply to an invention (i) for which no equipment, supplies, facility or the Confidential Information of HEALTHWAY SHOPPING NETWORK was used and which was developed entirely on CEO’s own time, (ii) which does not relate to the business of HEALTHWAY SHOPPING NETWORK, (iii) which does not relate to HEALTHWAY SHOPPING NETWORK’S actual or demonstrably anticipated research or development and (iv) which does not result from any work performed by CEO for HEALTHWAY SHOPPING NETWORK. If after the term of this Agreement, HEALTHWAY SHOPPING NETWORK wishes to use CEO’s services to assist HEALTHWAY SHOPPING NETWORK in obtaining or defending any intellectual property rights obtained during this Agreement, HEALTHWAY SHOPPING NETWORK and CEO shall negotiate in good faith the terms of a Consultant Agreement for this purpose.

(c)      CEO acknowledges and agrees that the violation of Article 6(a) shall cause irreparable harm to HEALTHWAY SHOPPING NETWORK, and that HEALTHWAY SHOPPING NETWORK shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorneys’ fees incurred by HEALTHWAY SHOPPING NETWORK in enforcing its rights under Article 6(a).

7.Solicitation of CEOs

CEO shall be called upon to work closely with other personnel of HEALTHWAY SHOPPING NETWORK in performing services under this Agreement. CEO shall not during the term of this Agreement, and for one year thereafter, solicit, scout or recruit any personnel of HEALTHWAY SHOPPING NETWORK. In addition, all information about such personnel which becomes known to CEO during the course of this Agreement and which is not otherwise known to the public is Confidential Information of HEALTHWAY SHOPPING NETWORK and shall not be used by CEO in soliciting, scouting or recruiting personnel of HEALTHWAY SHOPPING NETWORK at any time during or after termination of this Agreement.

8.            Conflicting Agreement

CEO hereby represents and warrants to HEALTHWAY SHOPPING NETWORK that CEO’s entering into this Agreement and the obligations and duties undertaken by him hereunder will not conflict with, violate or constitute a breach of the terms of any employment or other agreement to which he is a party and that he is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

9.            Entire Agreement

This Agreement sets forth the entire agreement between the parties hereto and shall supersede and cancel any other and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. CEO and HEALTHWAY SHOPPING NETWORK further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no parol or extrinsic evidence whatsoever may be introduced in any proceeding involving this Agreement. No provisions or terms of this Agreement shall be changed, altered, modified or amended except in writing signed by CEO and a member of HEALTHWAY SHOPPING NETWORK’S Board of Directors.

10.            Non-Waiver

The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

11.            Non-Assignment

CEO shall have no right to assign to any third party any of the rights, nor to delegate any of the duties under this Agreement, and any assignment or attempted assignment of CEO’s rights, and any delegation or attempted delegation of CEO’s duties shall be null and void. In all other respects, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, assigns, officers and directors. Subject to the provisions of Section 5 (f) of this Agreement, CEO agrees that if HEALTHWAY SHOPPING NETWORK causes or has caused the creation of an affiliated corporation which will succeed HEALTHWAY SHOPPING NETWORK, such corporation shall be substituted for HEALTHWAY SHOPPING NETWORK as the employer of CEO, and such corporation shall succeed HEALTHWAY SHOPPING NETWORK with respect to this Agreement in all respects.

12.            Severability

If any article, section, paragraph, term or provision of this Agreement should be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such article, section, paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such article, section, paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

13. Notice

All notices hereunder shall be in writing. Notices may be delivered personally, or by mail, postage prepaid, to the respective addresses first written above. Either party may designate a new address for purposes of this Agreement by notice to the other party.

14.Governing Law and Arbitration

(a)  Governing Law and Arbitration - While HEALTHWAY SHOPPING NETWORK may seek in a court of competent jurisdiction injunctive relief to enforce the provisions of Article 6 (a) (Confidential Information) of this Agreement, any claim (except with respect to the judicial remedy of injunction), arising out of or relating to this Agreement, the relationship created hereby, performance in connection herewith or the breach or termination or non-renewal hereof (including, but not limited to, claims arising under federal, state or local employment discrimination statutes), shall be settled solely by binding arbitration in California, and the judgment on the award may be entered in any court of competent jurisdiction. This Agreement shall be interpreted and enforced pursuant to and under the laws of the State of Florida.

(b)  Rules of Arbitration - The arbitration shall be governed by the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time of the arbitration proceeding, except that the Expedited Procedures of the Employment Dispute Resolution Rules shall not be applicable, regardless of the amount in dispute.

15.Captions and Titles

Captions and titles have been used in this Agreement only for convenience, and shall in no way define, limit or describe the meaning of this Agreement or any part thereof.

16.Acknowledgment

CEO acknowledges that CEO has consulted with or have had the opportunity to consult with independent counsel of his own choice concerning this Agreement and have been advised to do so by HEALTHWAY SHOPPING NETWORK, and that CEO has read and understood this Agreement, are fully aware of its legal effect, and have entered into it freely based on its own judgment.

IN WITNESS WHEREOF, the parties have signed this Agreement. HEALTHWAY SHOPPING NETWORK, INC.

By:

Print Name of Authorized Person Signing Agreement

CLEVELAND GARY